INTERNATIONAL
NURSING
SERVICES, INC.
--------------

Company  Contacts:                        Investor  Relations
International  Nursing Services, Inc.     Lippert/Heilshorn & Associates, Inc.
John  P.  Yeros                           Keith  L.  Lippert  (keith@lhai.com)
(303)  393-1515                           Sue  Yeoh  (Sue@lhai.com)
Cymedix  Lynx  Corporation                (212)  838-3777
Keith  Berman                             Bruce  Voss  (bruce@lhai.com)
(805) 230-1133                            (310)  575-4848

          INTERNATIONAL NURSING SERVICES TO SHOWCASE CYMEDIX LYNX AND
            UNIVERSAL DATA INTERFACE AT HIMSS SYMPOSIUM IN ORLANDO

DENVER  (February  12,  1998)  - International Nursing Services, Inc. (NASDAQ:
NURS) will showcase its medical communications product, Cymedix Lynx, as well as its Universal Interface integration products at the Health information Management Society Symposium (HIMSS) to be held at the Orlando Convention Center February 22-26. HIMSS is one of the nation's largest healthcare information systems and technology conferences.

"Cymedix Lynx provides the solution to remote information distribution and management that the healthcare industry has been looking for, and the Universal Interface brings down the largest single barrier to entry into the physician marketplace - data integration," said Keith Berman, president of Cymedix Lynx Corporation. "Using our patent-protected product, medical professionals can order, prescribe, access and store medical information from insurance companies and managed care organizations, as well as from any participating outpatient service provider such as a laboratory, radiology center, pharmacy or hospital, no matter their location or hours of operation. And its' provided free to physicians and medical professions."

Mr. Berman added that the Company's revolutionary Universal Interface product has been under development for several years and has completed rigorous testing. This product is unique to the industry, and promises to provide a new dimension in data integration. "The medical community's response to our Universal Interface has been tremendous. We are pleased to have recently announced the signing of a three-year contract with Loyola University Medical Center of Chicago, our first commercial sale."

The Cymedix Lynx and Universal Interface products, along with their relational database technology, provide physicians with a permanent, ongoing record of each patient's name, address, insurance or managed care affiliation, referral status, medical history, personalized notes and an audit trail of past
encounters.    Online  forms  are  provided  in  order  for  physicians  to:

      Electronically  order  medical  procedures
      Receive and store test results
      Check patient insurance eligibility
      Make medical referrals to other healthcare professionals
      Request procedure authorizations from managed care organizations Report financial and encounter information

Cymedix  Lynx  is the first completely secure, patented medical communications product that makes use of the Internet. Because the product is internet based, it requires no special hardware or rigorous installation. All the physician needs is a PC, a modem and Internet access, which can be provided by Cymedix without charge. Cymedix will collect per-transaction revenues from the insurer or managed care organization.

The medical information management market, estimated at $40 billion annually and expected to grow at 22% per year for the coming seven years, is one of the fastest-growing sectors in healthcare today and accounts for more than two-thirds of the industry's capital investment. The area of medical information management targeted by Cymedix is estimated to be a $25 billion market.

International Nursing Services is a medical resources company with two synergistic lines of business. The Company provides skilled nursing, therapy, rehabilitation and other medical personnel for flexible staffing in home care and in a broad spectrum of healthcare and educational facilities. Through its wholly owned subsidiary, Cymedix Lynx Corporation, the Company also offers Cymedix Lynx, a secure, patented medical communications product that makes use of the Internet. The Company plans to change its name to Medix Resources, Inc. and its NASDAQ ticket symbol to "MDIX" effective February 18, 1998.

                                      ***

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statement contained in this release which are not historical facts contain forward-looking information with respect to plans, projections, and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. Reference is made to the Quarterly Report on Form 10-QSB filed with the SEC on November 14, 1997.